Exhibit 99.2

December 16, 2021

Smart for Life, Inc.

990 Biscayne Blvd., Suite 503

Miami, Florida 33132

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form S-1 of Smart for Life, Inc. (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company.

Sincerely yours,

/s/ Robert S. Rein, Esq.
Robert S. Rein, Esq.